EXHIBIT 18.1

August 2, 2018

Church & Dwight Co., Inc.

Ewing, New Jersey

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2018, of the facts relating to the change in method of accounting from the last in, first-out method (“LIFO”) to the first-in, first-out method (“FIFO”). We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Church & Dwight Co., Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Church & Dwight Co., Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2017. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Church & Dwight Co., Inc., or on the financial position, results of operations, or cash flows of Church & Dwight Co., Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2017.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey